EXHIBIT 4.1

AMENDMENT TO
CERTIFICATE OF DESIGNATION
OF
SERIES C PREFERRED STOCK
OF
ENDEAVOUR INTERNATIONAL CORPORATION

Endeavour International Corporation, a Nevada corporation (the “Corporation”), does hereby certify that this Amendment dated as of November 17, 2009 (this “Amendment”) to the Corporation’s Certificate of Designation of Series C Preferred Stock (as amended, the “Certificate”), originally filed with the Nevada Secretary of State on October 30, 2006 and amended on December 21, 2006, is made and entered into by the Corporation and has been duly authorized and approved by the Board of Directors of the Corporation and stockholders of the Corporation in accordance with the provisions of Nevada Revised Statutes 78.1955. All capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Certificate.

The Corporation hereby certifies:

FIRST, that the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendments to the Certificate in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes:

RESOLVED, that the introductory clause of Article First of the Certificate is amended and restated in its entirety as follows:

“FIRST: Of the 10,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, 50,000 shares are hereby designated as “Series C Preferred Stock” (referred to herein as the “Series C Preferred Stock”). The rights preferences, privileges and restrictions granted to an imposed upon the Series C Preferred Stock are as set forth below:”

RESOLVED, that in Section 1 of Article First, the following definitions are hereby deleted in their entirety:

“Excluded Shares”, and

“Independent Investment Banking Firm”.

RESOLVED, that in Section 1 of Article First, the following definitions are hereby amended and restated in their entirety as follows:

“Conversion Price” means $1.25 per share, as adjusted in accordance with Section 8.

“Dividend Percentage” means 4.722%, if the applicable dividend is paid in the form of Common Stock, and 4.5%, if the applicable dividend is paid in cash.

RESOLVED, that Section 8(a) of Article First is hereby amended and restated in its entirety as follows:

“(a) [Intentionally Omitted.]”

RESOLVED, that Section 8(b) of Article First is hereby amended and restated in its entirety as follows:

“(b) [Intentionally Omitted.]”

RESOLVED, that the following sentence shall be added to the end of Section 8(e) of Article First:

“Notwithstanding the foregoing, no such adjustment shall be made for (a) any purchase, redemption or other acquisition of Permitted Convertible Securities where the consideration for such purchase, redemption or other acquisition is 75% or less than the principal or liquidation preference plus accrued interest or dividends, as applicable, of such Permitted Convertible Securities on the date of purchase, redemption or other acquisition, or (b) any refinancing in full of any issue, class or series of Permitted Convertible Securities (the “Refinanced Convertible Securities”) solely with the proceeds from newly issued debt securities or equity securities of the Company, but only if the earliest date upon which any portion of such debt or equity securities is required to be repaid, repurchased or redeemed by the Company or any of its subsidiaries (absent an event of default, in the case of debt securities, or a change of control, in the case of equity securities) is later than the latest date upon which the Company or one of its subsidiaries would have been required to repay, redeem or repurchase in full all of the Refinanced Convertible Securities in accordance with the terms thereof. “Permitted Convertible Securities” means shares of Series C Preferred Stock, the Company’s 6% Convertible Senior Notes due 2012 issued pursuant to the Indenture dated as of January 20, 2005 between the Company and Wells Fargo Bank, N.A., as trustee, and the Company’s 11.5% Guaranteed Convertible Bonds due 2014 subject to a Trust Deed, dated as of January 24, 2008, among the Company, Endeavour Energy Luxembourg S.a.r.l. and BNY Corporate Trustee Services Limited, as trustee.”

RESOLVED, that Section 8(g) of Article First is hereby amended and restated in its entirety as follows:

“(g) [Intentionally Omitted.]”

RESOLVED, that the third parenthetical in Section 11 of Article First which reads “(but excluding any additional shares of Common Stock or New Preferred Stock Units into which such outstanding shares are convertible solely by reason of the adjustments contemplated by Section 8(a), 8(b) and 8(e))” is hereby amended to read in its entirety as follows:

“(but excluding any additional shares of Common Stock or New Preferred Stock Units into which such outstanding shares are convertible solely by reason of the adjustments contemplated by Section 8(e))”

SECOND, that the previously stated amendments to the Certificate of Designations were duly approved by the requisite consent of the holders of Series C Preferred Stock in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed and acknowledged by the undersigned as of the 17 day of November, 2009 as the act and deed of the Corporation.

ENDEAVOUR INTERNATIONAL CORPORATION

By: /s/ J. Michael Kirksey

Name: J. Michael Kirksey Title: Executive Vice President and Chief Financial Officer